Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211717

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 20, 2016

Preliminary prospectus supplement

(To prospectus dated May 31, 2016)

4,500,000 Depositary Shares

Each Representing a 1/100th Interest in a Share of

Series B Mandatory Convertible Preferred Stock

Belden Inc.

     % Series B Mandatory Convertible Preferred Stock

We are offering 4,500,000 depositary shares, each of which represents a 1/100th interest in a share of our     % Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. The shares of mandatory convertible preferred stock will be deposited with American Stock Transfer & Trust Company, LLC, as bank depositary, pursuant to a deposit agreement. Holders of the depositary shares will be entitled to a proportional fractional interest in the rights and preferences of the mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of     % on the liquidation preference of $10,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.01 per share, or in any combination of cash and common stock on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2016 and ending on, and including, July 15, 2019.

Each share of our mandatory convertible preferred stock has a liquidation preference of $10,000 (and, correspondingly, each depositary share has a liquidation preference of $100). Unless earlier converted, each share of our mandatory convertible preferred stock will automatically convert on the third business day immediately following the last trading day of the final averaging period into between              and              shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 22nd scheduled trading day prior to July 15, 2019, which we refer to herein as the “final averaging period.” At any time prior to July 15, 2019, a holder of 100 depositary shares may cause the bank depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate of          , subject to anti-dilution adjustments. If a holder of 100 depositary shares causes the bank depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

Prior to this offering, there has been no public market for the depositary shares. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “BDC.PRB.” Our common stock is listed on The New York Stock Exchange under the symbol “BDC.”

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per share		Total

Public offering price		$100		$450,000,000

Underwriting discounts and commissions	$		$

Proceeds, before expenses, to Belden Inc.	$		$

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 675,000 depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares to investors on or about                     , 2016.

Joint book-running managers

J.P. Morgan	Guggenheim Securities

Deutsche Bank Securities	Goldman, Sachs & Co.

Prospectus Supplement dated                      , 2016.

Prospectus Supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part, the prospectus supplement, including the documents incorporated by reference therein, describes the specific terms of this offering and certain matters relating to us. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3ASR (Registration No. 333-211717) with the Securities and Exchange Commission (the “SEC”) on May 31, 2016, as part of a “shelf” registration process. Under the shelf registration process, we may sell any combination of debt securities, warrants, common stock, preferred stock, depositary shares, purchase contracts and units in one or more offerings. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our preferred stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The documents incorporated by reference into this prospectus supplement are described under “Incorporation of Certain Documents by Reference.”

In this prospectus supplement, “we,” “us,” “our,” the “Company” and “Belden” refer to Belden Inc. and its direct and indirect subsidiaries, as the context requires.

Forward-looking information

We make forward-looking statements in this prospectus supplement, in other materials we file with the SEC or otherwise release to the public, and on our website. In addition, our senior management might make forward-looking statements orally to investors, analysts, the media, and others. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings) and demand for our products and services, and other statements of our plans, beliefs, or expectations, including the statements contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2015 and Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2016, that are not historical facts, are forward-looking statements. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” and similar expressions. The forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks, and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. These factors include, among others, those set forth in the “Risk Factors” section and in the other documents that we file with the SEC.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Our company

We are an innovative signal transmission solutions company built around five global business platforms—Broadcast Solutions, Enterprise Connectivity Solutions, Industrial Connectivity Solutions, Industrial IT Solutions, and Network Security Solutions. Our comprehensive portfolio of signal transmission solutions provides industry leading secure and reliable transmission of data, sound, and video for mission critical applications. We sell our products to distributors, end-users, installers, and directly to original equipment manufacturers.

We are a Delaware corporation, incorporated in 1988. Our principal executive offices are located at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105, and our telephone number is (314) 854-8000. We maintain a website at http://www.belden.com where general information about us is available. The contents of our website are not incorporated into this prospectus supplement.

To find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Recent developments

Preliminary operational and financial data for the three and six months ended July 3, 2016

We have not yet filed our quarterly report on Form 10-Q for our fiscal second quarter results with the SEC. The following information for the fiscal second quarter for the three months and six months ended July 3, 2016, sets forth our preliminary operating and financial data for such periods, as publicly released by us on July 19, 2016. The data set forth below is subject to revisions as we complete our normal quarterly closing and review procedures and prepare our final financial statements and other disclosures for the fiscal second quarter. In addition, the data set forth below has been prepared by, and is the responsibility of, our management. The data has not been compiled or examined by our independent registered public accounting firm, nor has our independent registered public accounting firm performed all of its procedures with respect to this data or expressed any opinion on such data. This information should not be viewed as a substitute for full financial statements prepared in accordance with generally accepted accounting principles. Our results of operations for such period are not necessarily indicative of results that may be expected for any future period. Please see “Forward-looking information” for more information.

The historical financial data for the three and six months ended June 28, 2015 set forth below have been derived from our unaudited condensed consolidated historical financial statements, which have been incorporated by reference into this prospectus supplement. The historical balance sheet data as of December 31, 2015 set forth below have been derived from our audited consolidated historical financial statements, which have been incorporated by reference into this prospectus. Please see “Incorporation of certain documents by reference” for more information.

	Three months ended		Six months ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
	(In thousands, except per share data) (Unaudited)

Statement of Operations Data:
Revenues	$601,631	$585,755	$1,143,128	$1,132,712

Operating income	62,241	44,143	103,205	49,041
Income from continuing operations attributable to Belden stockholders	41,849	21,677	58,373	2,041
Net income attributable to Belden stockholders	41,849	21,591	58,373	1,955
Basic income per share from continuing operations attributable to Belden stockholders	$0.99	$0.51	$1.39	$0.05
Basic net income per share attributable to Belden stockholders	$0.99	$0.51	$1.39	$0.05
Diluted income per share from continuing operations attributable to Belden stockholders	$0.98	$0.50	$1.37	$0.05
Diluted net income per share attributable to Belden stockholders	$0.98	$0.50	$1.37	$0.05

	Six months ended
	July 3, 2016	June 28, 2015
	(In thousands) (Unaudited)

Statement of Cash Flow Data:
Net cash provided by operating activities	$60,454	$5,046
Net cash used for investing activities	(42,931)	(722,489)
Net cash provided by (used for) financing activities	(58,936)	188,346

	As of
	July 3, 2016	December 31, 2015
	(Unaudited)	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$175,772	$216,751
Total assets	3,254,890	3,290,602
Long-term debt	1,681,866	1,725,282
Total debt, including current maturities	1,684,366	1,727,782
Total Belden stockholders’ equity	883,258	824,099
Total stockholders’ equity	884,455	825,523

The offering

The summary below describes the principal terms of the depositary shares and our mandatory convertible preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled “Description of the Preferred Stock” as supplemented by the “Description of mandatory convertible preferred stock” section of this prospectus supplement, for a more detailed description of the terms of the mandatory convertible preferred stock. As used in this section, the terms “Belden,” “us,” “we,” or “our” refer to Belden Inc. and not any of its subsidiaries.

Securities we are offering	4,500,000 depositary shares, each of which represents a 1/100th interest in a share of our % Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. Each depositary share entitles the holder of such depositary share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 675,000 additional depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Public offering price	$100 per depositary share.

Liquidation preference	$10,000 per share of our mandatory convertible preferred stock (equivalent to $100 per depositary share).

Dividends	% of the liquidation preference of $10,000 per share of our mandatory convertible preferred stock per year. Dividends will accumulate from the initial issue date (as defined below) and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our mandatory convertible preferred stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their depositary shares, or such depositary shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is $ per share of our mandatory convertible preferred stock (equivalent to $ per depositary share). Each subsequent dividend is expected to be $ per share of our mandatory convertible preferred stock (equivalent to $ per depositary share). See “Description of mandatory convertible preferred stock—Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined under “Description of mandatory convertible preferred stock—Definitions”), of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $ , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash, such excess amount shall constitute accumulated and unpaid dividends on the mandatory convertible preferred stock that have not been paid.

The initial price equals $10,000, divided by the maximum conversion rate (as defined below), rounded to the nearest $0.0001, and is approximately equal to the per share closing price of our common stock on July , 2016.

Dividend payment dates	January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2016 and ending on, and including, July 15, 2019.

Redemption	None of the depositary shares and our mandatory convertible preferred stock is redeemable.

Mandatory conversion date	The third business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be July 15, 2019.

Mandatory conversion	On the mandatory conversion date, each outstanding share of our mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each depositary share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on July 15, 2019, we will pay such dividend to the holders of record on the applicable record date, as described above. If, on or prior to July 1, 2019, we have not declared and paid all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared and paid (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, pay such excess amount in cash.

Conversion rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our mandatory convertible preferred stock will be not more than shares of common stock and not less than shares of common stock (respectively, the “maximum conversion rate” and the “minimum conversion rate”), depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per depositary share will be not more than shares of common stock and not less than shares of common stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 15, 2019. The conversion rate will be calculated as described under “Description of mandatory convertible preferred stock—Mandatory conversion.” The following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of mandatory convertible preferred stock

Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $10,000 by the applicable market value

Less than the initial price	shares of common stock

The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:

Applicable market value of our common stock	Conversion rate per depositary share

Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $100 by the applicable market value

Less than the initial price	shares of common stock

The “threshold appreciation price” equals $10,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately % appreciation over the initial price.

Conversion at the option of the holder	Other than during a fundamental change conversion period (as defined below), at any time prior to July 15, 2019, a holder of mandatory convertible preferred stock may elect to convert such holder’s shares of our mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at the minimum conversion rate of shares of common stock per share of mandatory convertible preferred stock (equivalent to shares of common stock per depositary share) as described under “Description of mandatory convertible preferred stock—Conversion at the option of the holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/100th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares only in lots of 100 depositary shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared and paid all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared and paid for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a fundamental change; Fundamental change dividend make-whole amount

If a fundamental change (as defined under “Description of mandatory convertible preferred stock—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”) occurs on or prior to July 15, 2019, holders of the mandatory convertible preferred stock will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than July 15, 2019). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our mandatory convertible preferred stock during that period will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of     % per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount (clauses (1) and (2), together, the “make-whole dividend amount”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amount; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each depositary share represents a 1/100th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares upon a fundamental change only in lots of 100 depositary shares.

If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or a portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of mandatory convertible preferred stock—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights, options or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) distributions to holders of our common stock of cash in excess of the initial dividend threshold (as defined under “Description of mandatory convertible preferred stock—Anti-dilution adjustments”); and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of mandatory convertible preferred stock—Anti-dilution adjustments.”

Voting rights	Except as specifically required by Delaware law or our certificate of incorporation, which will include the certificate of designations for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights.

Whenever dividends on shares of mandatory convertible preferred stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, October 15, 2016), whether or not consecutive, the holders of mandatory convertible preferred stock, voting together as a single class with holders of all other preferred stock then outstanding of equal rank having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the mandatory convertible preferred stock; (2) amend, alter or repeal the provisions of our certificate of incorporation so as to adversely affect the special rights, preferences, privileges or voting powers of the mandatory convertible preferred stock; or (3) consummate a binding share exchange or reclassification involving shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity unless the mandatory convertible preferred stock remains outstanding or is replaced by preference securities with terms no less favorable to holders in any material respect, in each case, subject to certain exceptions.

See “Description of mandatory convertible preferred stock—Voting rights” and “Description of depositary shares—Voting the mandatory convertible preferred stock.”

Ranking	The mandatory convertible preferred stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to (i) our common stock, (ii) our Junior Participating Preferred Stock, Series A and (iii) each other class of capital stock established after the first date of original issue of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with any class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to all of our existing and future indebtedness.

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At April 3, 2016, we had total outstanding consolidated debt of approximately $1,692.2 million and no outstanding shares of preferred stock.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us for this offering, will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include but are not limited to investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions, capital expenditures or business expansion. See “Use of proceeds.”

If the underwriters exercise their option to purchase additional depositary shares, we expect to use the net proceeds from the sale of the additional depositary shares for general corporate purposes.

Material U.S. federal income tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the depositary shares and any common stock received upon their conversion are described under “Material United States federal income tax considerations.”

Listing	We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “BDC.PRB.” Our common stock is listed on The New York Stock Exchange under the symbol “BDC.”

Transfer agent and registrar	American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the mandatory convertible preferred stock and our common stock.

Risk factors	See “Risk factors” beginning on page S-13 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the depositary shares.

As of April 3, 2016, 42.1 million shares of our common stock were outstanding. We also had outstanding 1.5 million stock appreciation rights and 0.3 million restricted stock units. We have 1.5 million shares reserved for future issuance under our equity compensation plans. Additionally, we had outstanding 0.2 million performance share units, which may convert into restricted stock units, and ultimately shares of our common stock, if certain performance conditions are met. The number of shares reserved for future issuance under our equity compensation plans is not reduced by performance share units until they convert into restricted stock units. See further information regarding our equity compensation plans in our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 6, 2016, which is incorporated by reference into this prospectus supplement. At our Annual Meeting of Stockholders on May 26, 2016, an additional 2.5 million shares were approved for future issuance under our equity compensation plans.

Risk factors

An investment in the depositary shares involves significant risks. You should consider carefully the following risks, as well as the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the depositary shares.

Risks related to the depositary shares and our mandatory convertible preferred stock

You are making an investment decision in the depositary shares as well as in our mandatory convertible preferred stock.

As described in this prospectus supplement, you are investing in depositary shares that represent fractional interests in our mandatory convertible preferred stock. The bank depositary will rely solely on the dividend payments and other distributions on the mandatory convertible preferred stock it receives from us to fund all dividend payments and other distributions on the depositary shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the depositary shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 15, 2019. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the mandatory convertible preferred stock represented by your depositary shares. Specifically, if the applicable market value of our common stock is less than the initial price of $             (which is approximately equal to the per share closing price of our common stock on July          , 2016), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of mandatory convertible preferred stock will be less than the $10,000 liquidation preference per share of mandatory convertible preferred stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each depositary share will be less than the $100 liquidation preference per depositary share), and an investment in the depositary shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of the depositary shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our mandatory convertible preferred stock (and the related conversion of the depositary shares) on the mandatory conversion date will only exceed the liquidation preference of $10,000 per share of mandatory convertible preferred stock (and the liquidation preference of $100 per depositary share) if the applicable market value of our common stock exceeds the threshold appreciation price of $             , subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately     % over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately     % (which percentage is approximately equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the depositary shares (and the underlying mandatory convertible preferred stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the mandatory convertible preferred stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the depositary shares will only be equal to the aggregate liquidation preference of the depositary shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the depositary shares.

We expect that, generally, the market price of our common stock will affect the market price of the depositary shares more than any other single factor. This may result in greater volatility in the market price of the depositary shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common stock will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, or changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see the section of this prospectus supplement below entitled “—Risks related to ownership of our common stock” and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, we expect that the market price of the depositary shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the depositary shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the depositary shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the depositary shares.

Recent regulatory actions may adversely affect the trading price and liquidity of the depositary shares.

We expect that many investors in, and potential purchasers of, the depositary shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the depositary shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the depositary shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the depositary shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined under “Description of mandatory convertible preferred stock—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”) occurs on or prior to July 15, 2019, the fundamental change conversion rate will apply to any shares of mandatory convertible preferred stock (and, accordingly, the depositary shares) converted during the fundamental change conversion period (as defined under “Description of mandatory convertible preferred stock—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”) unless the stock price is less than $             or above $             (in each case, subject to adjustment) and, with respect to those shares of mandatory convertible preferred stock (and, accordingly, those depositary shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount. The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described under “Description of mandatory convertible preferred stock—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your depositary shares representing our mandatory convertible preferred stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock, per share of the mandatory convertible preferred stock (and your corresponding right to receive a proportionate number of shares of our common stock per depositary share), equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares may not be adjusted for all dilutive events that may adversely affect the market price of the depositary shares or the common stock issuable upon conversion of the mandatory convertible preferred stock.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See “Description of mandatory convertible preferred stock—Anti-dilution adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock (other than those set forth under “Description of mandatory convertible preferred stock—Anti-dilution adjustments”) for cash or in connection with acquisitions, regular quarterly cash dividends that do not exceed the “initial dividend threshold” (as defined under “Description of mandatory convertible preferred stock—Anti-dilution adjustments”) and third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the depositary shares. In addition, the terms of our mandatory convertible preferred stock and the depositary shares do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

Purchasers of the depositary shares may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the mandatory convertible preferred stock represented by the depositary shares sold in this offering.

The terms of our mandatory convertible preferred stock will not restrict our ability to offer a new series of preferred stock that ranks equally with our mandatory convertible preferred stock as to dividend payments and liquidation preference in the future. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

The possibility of the sale of our common stock in the future could reduce the market price of our common stock and, in turn, the depositary shares.

In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the depositary shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the mandatory convertible preferred stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock and, in turn, the depositary shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until you convert your depositary shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your depositary shares, but your investment in the depositary shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or our bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would adversely affect the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the bank depositary to exercise voting rights with respect to our mandatory convertible preferred stock.

You do not have voting rights, except with respect to certain amendments to the terms of the mandatory convertible preferred stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the first original issue date of the mandatory convertible preferred stock and ending on, but excluding, October 15, 2016), whether or not for consecutive dividend periods, the holders of shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the mandatory convertible preferred stock either as to dividends and the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described under “Description of mandatory convertible preferred stock—Voting rights.” Holders of depositary shares must act through the bank depositary to exercise any voting rights in respect of our mandatory convertible preferred stock.

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our mandatory convertible preferred stock then outstanding. At April 3, 2016, we and our subsidiaries had total outstanding consolidated debt of approximately $1,692.2 million, and we had no outstanding shares of preferred stock.

Our ability to pay dividends on our mandatory convertible preferred stock may be limited.

Our payment of dividends on our mandatory convertible preferred stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The instruments governing our existing indebtedness prohibit us from paying cash dividends on our capital stock, including the mandatory convertible preferred stock, if an event of default exists under those facilities or if, after giving effect to such dividend, we would not be in pro forma compliance with our financial covenants under those facilities. See “Description of certain indebtedness.” Any new indebtedness that we may enter into may have similar restrictions. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on the mandatory convertible preferred stock, we may be unable to pay dividends in cash on the mandatory convertible preferred stock unless we can refinance the amounts outstanding under such agreements.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock (whether in cash or in shares of our common stock) only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to pay dividends in cash on the mandatory convertible preferred stock (and, in turn, on the depositary shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared and paid all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the mandatory convertible preferred stock—Mandatory conversion” and “—Conversion at the option of the holder.” If upon an early conversion during the fundamental change conversion period we have not declared and paid all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the fundamental change conversion period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

You may be subject to tax upon an adjustment to the conversion rate of the mandatory convertible preferred stock and the depositary shares even though you do not receive a corresponding cash distribution.

The conversion rate of the mandatory convertible preferred stock and the depositary shares is subject to adjustment in certain circumstances. Please see “Description of mandatory convertible preferred stock—Anti-dilution adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. If you are a non-U.S. holder (as defined under “Material United States federal income tax considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the depositary shares. Please see “Material United States federal income tax considerations” for a further discussion of U.S. federal tax implications for U.S. holders (as defined therein) and non-U.S. holders.

An active trading market for the depositary shares does not exist and may not develop.

The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “BDC.PRB.” Even if the depositary shares are approved for listing on The New York Stock Exchange, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price.

Risks related to ownership of our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your depositary shares.

The market price for our common stock has varied between a high of $95.56 on April 24, 2015 and a low of $36.51 on February 8, 2016 in the twelve-month period ending on April 3, 2016. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your depositary shares, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the value of your depositary shares. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including, among others, a challenging global economic environment, changes in the price and availability of raw material, our relationships with key distributors, volatility of credit markets, the success of our strategic plan, our ability to retain senior management and key employees, and volatility in our quarterly and annual effective tax rate. For example, on June 23, 2016, voters in the United Kingdom (U.K.) approved an exit from the European Union (E.U.), commonly referred to as “Brexit.” It is expected that the U.K. will begin negotiations to determine the future terms of the U.K.’s relationship with the E.U., but it is unknown what these terms will be. Depending on the outcome and uncertainty surrounding it, Brexit could adversely affect European or worldwide economic or market conditions and could contribute to instability in global financial markets, which could impact our business or the price of our outstanding securities. For more information regarding such factors, see the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of April 3, 2016, 42.1 million shares of our common stock were outstanding. We also had outstanding 1.5 million stock appreciation rights and 0.3 million restricted stock units. We have 1.5 million shares reserved for future issuance under our equity compensation plans. Additionally, we had outstanding 0.2 million performance share units, which may convert into restricted stock units, and ultimately shares of our common stock, if certain performance conditions are met. The number of shares reserved for future issuance under our equity compensation plans is not reduced by performance share units until they convert into restricted stock units. See further information regarding our equity compensation plans in our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 6, 2016, which is incorporated by reference into this prospectus supplement. At our Annual Meeting of Stockholders on May 26, 2016, an additional 2.5 million shares were approved for future issuance under our equity compensation plans.

Anti-takeover provisions in our organizational documents and under our rights agreement may impede or discourage a takeover, which could cause the market price of our common stock to decline.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change of control in connection with certain extraordinary corporate transactions. Our certificate of incorporation and the bylaws require advance notice of, and a specified procedure for, shareholder nominations for director, and allow the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of our certificate of incorporation and the bylaws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers. We also have adopted a stockholder rights plan pursuant to the Rights Agreement, between Belden Inc. and American Stock Transfer & Trust Company, LLC, as amended (the “Rights Agreement”). The Rights Agreement has anti-takeover effects. Once the rights have become exercisable, in most cases the rights will cause substantial dilution to a person that attempts to acquire or merge with us. Accordingly, the existence of the Rights Agreement may deter potential acquirers from making a takeover proposal or a tender offer. These anti-takeover provisions may, under certain circumstances, reduce the market price of our common stock and the value of your depositary shares.

The mandatory convertible preferred stock and the depositary shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the mandatory convertible preferred stock and the depositary shares. For example, the market price of our common stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares);

•	possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the depositary shares and our common stock.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us for this offering, will be approximately $             million (or approximately $             million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include but are not limited to investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions, capital expenditures or business expansion.

If the underwriters exercise their option to purchase additional depositary shares, we expect to use the net proceeds from the sale of the additional depositary shares for general corporate purposes.

Capitalization

The following table sets forth our consolidated capitalization and cash and cash equivalents position as of April 3, 2016:

•	on an actual basis; and

•

as adjusted to give effect to the completion of this offering, after deducting the underwriting discounts and estimated offering expenses (assuming, in each case, no exercise of the underwriters’ option to purchase additional shares).

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At April 3, 2016 (in thousands)
	Actual	As adjusted

Cash and cash equivalents	$146,264	$

Total debt	1,692,164

Stockholders’ equity
Preferred Stock
Junior Participating Preferred Stock, Series A , par value $0.01 per share, 2,000 shares authorized for issuance	—
% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, no shares authorized for issuance (actual), 51.75 shares authorized for issuance (as adjusted)	—
Common stock, par value $0.01 per share, 200,000 shares authorized for issuance, 50,335 shares issued, 42,059 outstanding(1)	503
Additional paid-in capital	606,591
Retained earnings	694,119
Accumulated other comprehensive loss	(60,705)
Treasury Stock, at cost—8,276 shares	(402,524)

Total Belden Inc. stockholders’ equity	837,984
Noncontrolling interests	1,323

Total equity	839,307

Total capitalization	$2,531,471	$

(1)	The shares outstanding as of April 3, 2016 does not include 1.5 million stock appreciation rights, 0.3 million restricted stock units, 1.5 million shares reserved for future issuance under our equity compensation plans and 0.2 million outstanding performance share units, which may convert into restricted stock units, and ultimately shares of our common stock, if certain performance conditions are met. The number of shares reserved for future issuance under our equity compensation plans is not reduced by performance share units until they convert into restricted stock units. See further information regarding our equity compensation plans in our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 6, 2016, which is incorporated by reference into this prospectus supplement. At our Annual Meeting of Stockholders on May 26, 2016, an additional 2.5 million shares were approved for future issuance under our equity compensation plans.

Ratio of earnings to combined fixed charges and preferred stock dividends

The ratio of earnings to fixed charges shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest expense. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Quarter ended April 3,	Year ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	1.6	1.4	1.9	2.6	1.1	3.3

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, fixed charges consist of interest expense, capitalized interest, amortization of debt discount and financing costs and the estimated interest portion of rental expense. Earnings are defined as consolidated income from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest and distributed earnings of investees accounted for under the equity method, less earnings (losses) of equity method investees and pretax noncontrolling interests in consolidated subsidiaries with no fixed charges.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on our preferred stock. Preferred stock dividends are defined as earnings before tax required to pay the dividends on outstanding preferred stock. No preferred stock was outstanding for any period presented in the table above and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

Price range of common stock and dividends declared

Our common stock, par value $0.01 per share, is traded on the New York Stock Exchange under the trading symbol “BDC.” The following table sets forth the high and low closing sales prices per share for the periods indicated below, together with the dividends declared per share for such periods.

	High	Low	Dividends per common share

Fiscal Year 2016:
Quarter ending October 2, 2016 (through July 15, 2016)	$69.18	$58.07	$—
Quarter ended July 3, 2016	$66.93	$56.30	$.05
Quarter ended April 3, 2016	$62.19	$37.15	$.05

Fiscal Year 2015:
Quarter ended December 31, 2015	$64.33	$45.10	$.05
Quarter ended September 27, 2015	$81.33	$46.96	$.05
Quarter ended June 28, 2015	$95.14	$83.76	$.05
Quarter ended March 29, 2015	$92.13	$78.57	$.05

Fiscal Year 2014:
Quarter ended December 31, 2014	$80.96	$58.56	$.05
Quarter ended September 28, 2014	$78.76	$64.88	$.05
Quarter ended June 29, 2014	$78.83	$68.41	$.05
Quarter ended March 30, 2014	$74.24	$62.40	$.05

On July 15, 2016, the closing sale price of our common stock on the New York Stock Exchange was $69.18 per share. At the close of business on July 15, 2016, there were 298 holders of record of our common stock.

Description of certain indebtedness

The following is a summary of certain of our current indebtedness. To the extent this summary contains descriptions of our credit facilities, notes and the agreements governing them, the descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which we will provide you upon request.

Revolving credit agreement due 2018

Our revolving credit agreement provides a $400 million multi-currency asset-based revolving credit facility (the Revolver). The borrowing base under the Revolver includes eligible accounts receivable; inventory; and property, plant and equipment of certain of our subsidiaries in the U.S., Canada, Germany, the Netherlands, and the UK. As of April 3, 2016, we had no borrowings outstanding under the Revolver. As of April 3, 2016, our available borrowing capacity was $296.0 million. The Revolver matures in 2018. Interest on outstanding borrowings is variable, based upon LIBOR or other similar indices in foreign jurisdictions, plus a spread that ranges from 1.25%—1.75%, depending upon our leverage position. We pay a commitment fee on our available borrowing capacity of 0.375%. In the event we borrow more than 90% of our borrowing base, we are subject to a fixed charge coverage ratio covenant. The revolving credit agreement subjects us to certain financial covenants that limit our ability to borrow money, except in the specific instances set forth therein.

The revolving credit agreement contains customary representations and warranties and affirmative, negative and financial covenants which were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the revolving credit agreement; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The covenants restrict, among other things, our ability and the ability of our subsidiaries to incur indebtedness, liens, merge or consolidate with another entity, liquidate or dissolve, change the nature of an entity’s business, make investments, undertake acquisitions, sell assets, make restricted payments (such as the ability to pay dividends and purchase certain equity interests), make certain payments of indebtedness, enter into hedging agreements, engage in affiliate transactions, enter into certain restrictive agreements (such as documents which restrict the ability of an entity to incur, create or permit a lien upon any of its assets) or amend material documents. Pursuant to the revolving credit agreement, we and our subsidiaries are prohibited from using the proceeds under the Revolver outside of the limited permitted uses set forth therein.

Our revolving credit agreement includes customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings, certain ERISA events, a change of control, and other customary defaults. Upon an event of default, the Revolver provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

Variable rate term loan due 2020

In 2013, we borrowed $250.0 million under a Term Loan Credit Agreement (the Term Loan). The Term Loan is secured on a second lien basis by the assets securing the Revolver discussed above and on a first lien basis by the stock of certain of our subsidiaries. The borrowings under the Term Loan are scheduled to mature in 2020 and require quarterly amortization payments of approximately $0.6 million. Interest under the Term Loan is variable, based upon the three-month LIBOR plus an applicable spread. The interest rate as of April 3, 2016 was 3.25%. We paid approximately $3.9 million of fees associated with the Term Loan, which are being amortized over the life of the Term Loan using the effective interest method. The Term Loan Credit Agreement subjects us to certain financial covenants that limit our ability to borrow money, except in the specific instances set forth therein.

The Term Loan Credit Agreement contains customary representations and warranties and affirmative, negative and financial covenants which were made only for the purposes thereof and as of specific dates; were solely for the benefit of the parties to the Term Loan Credit Agreement; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The covenants restrict, among other things, our ability and the ability of our subsidiaries to incur indebtedness, liens, merge or consolidate with another entity, liquidate or dissolve, change the nature of an entity’s business, make investments, undertake acquisitions, sell assets, make restricted payments (such as the ability to pay dividends and purchase certain equity interests), make certain payments of indebtedness, engage in affiliate transactions or enter into certain restrictive agreements (such as documents which restrict the ability of an entity to incur, create or permit a lien upon any of its assets). Pursuant to the Term Loan Credit Agreement, we and our subsidiaries are prohibited from using the proceeds under the Term Loan outside of the limited permitted uses set forth therein.

The Term Loan Credit Agreement contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings, certain ERISA events, a change of control, and other customary defaults. Upon an event of default, the Term Loan Credit Agreement provides that, among other things, the Term Loan then outstanding may be declared due and payable.

Senior subordinated notes

In June 2014, we issued $200.0 million aggregate principal amount of 5.25% senior subordinated notes due 2024 (the 2024 Notes). The 2024 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The 2024 Notes rank equal in right of payment with our senior subordinated notes due 2023, 2022, and 2019 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver. Interest is payable semiannually on January 15 and July 15 of each year. We paid approximately $4.2 million of fees associated with the issuance of the 2024 Notes, which are being amortized over the life of the 2024 Notes using the effective interest method. We used the net proceeds from the transaction for general corporate purposes.

In March 2013, we issued €300.0 million ($388.2 million at issuance) aggregate principal amount of 5.5% senior subordinated notes due 2023 (the 2023 Notes). In November 2014, we issued an additional €200.0 million ($247.5 million at issuance) aggregate principal amount of 2023 Notes. The carrying value of the 2023 Notes as of April 3, 2016 is $567.9 million. The 2023 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2024, 2022, and 2019 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver. Interest is payable semiannually on April 15 and October 15 of each year. We paid $12.7 million of fees associated with the issuance of the 2023 Notes, which are being amortized over the life of the notes using the effective interest method. We used the net proceeds from the transactions to repay amounts outstanding under the revolving credit component of our previously outstanding credit facility and for general corporate purposes.

We have outstanding $700.0 million aggregate principal amount of 5.5% senior subordinated notes due 2022 (the 2022 Notes). The 2022 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The 2022 Notes rank equal in right of payment with our senior subordinated notes due 2024, 2023, and 2019, and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver. Interest is payable semiannually on March 1 and September 1 of each year.

We have outstanding $5.2 million aggregate principal amount of our senior subordinated notes due 2019 (the 2019 Notes). The 2019 Notes have a coupon interest rate of 9.25% and an effective interest rate of 9.75%. The interest on the 2019 Notes is payable semiannually on June 15 and December 15. The 2019 notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2024, 2023, and 2022, and with any future senior subordinated debt, and are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Term Loan and Revolver.

The terms of the 2024 Notes, 2023 Notes, 2022 Notes, and 2019 Notes are substantially similar.

Optional redemption

Beginning five years prior to maturity for the 2024 Notes, 2023 Notes, and 2022 Notes, and the 2019 Notes, we have the option to redeem all or a portion of such notes at specified redemption prices described in the indenture(s) governing the applicable series of notes to be redeemed. We also have the option at any time prior to July 15, 2019 for the 2024 Notes, prior to April 15, 2018 for the 2023 Notes, or prior to September 1, 2017 for the 2022 Notes, to redeem all or a portion of such notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, in addition to a specified applicable premium. Further, at any time prior to July 15, 2017 for the 2024 Notes, prior to April 15, 2016 for the 2023 Notes, or prior to September 1, 2015 for the 2022 Notes, we may redeem up to 35% of the aggregate principal amount of such notes at a redemption price of 105.5% (105.25% with respect to the 2024 Notes) of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings.

Change of control

If we experience a change of control (as defined in the indentures governing the notes), each holder of the notes may require us to repurchase all or a portion of such holder’s notes in cash at a price equal to 101% of the aggregate principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

Covenants

The terms of the indentures governing our notes contain covenants that limit, among other things, our ability and the ability of certain of our subsidiaries to (1) incur additional debt, (2) issue preferred stock, (3) make certain restricted payments, (4) engage in sale and leaseback transactions, (5) consummate specified asset sales, (6) enter into transactions with affiliates, (7) create liens, (8) impose restrictions on the payment of dividends or make other distributions, (9) make certain investments, (10) merge or consolidate with another person, and (11) enter new lines of business.

Events of default

The indentures with respect to the notes provide for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee or holders of at least 25% in principal amount of the then outstanding notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the notes of such series to be due and payable.

Description of mandatory convertible preferred stock

The following is a summary of certain terms of our      % Series B Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our mandatory convertible preferred stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy of our certificate of incorporation, including the certificate of designations for the mandatory convertible preferred stock, and the form of mandatory convertible preferred stock share certificate are available upon request from us at the address set forth under “Where you can find more information.” The following summary of the terms of the mandatory convertible preferred stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The bank depositary will initially be the sole holder of our mandatory convertible preferred stock. However, the holders of depositary shares will be entitled, through the bank depositary, to exercise the rights, preferences, privileges and voting powers of the holders of our mandatory convertible preferred stock, subject to the terms of the deposit agreement and as described under “Description of depositary shares” below. Each depositary share represents a 1/100th interest in a share of our mandatory convertible preferred stock

As used in this section, the terms “Belden,” “us,” “we” or “our” refer to Belden Inc. and not any of its subsidiaries.

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 2,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers (if any), designation, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We do not currently have any shares of our preferred stock outstanding. At the consummation of this offering, we will issue 45,000 shares of mandatory convertible preferred stock in the form of 4,500,000 depositary shares. In addition, we have granted the underwriters an option to purchase up to 6,750 additional shares of our mandatory convertible preferred stock in the form of 675,000 depositary shares to cover over-allotments, if any, in accordance with the procedures set forth under “Underwriting.”

When issued, the mandatory convertible preferred stock and any common stock issued upon the conversion of the mandatory convertible preferred stock will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of Belden of any class. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the mandatory convertible preferred stock.

We do not intend to list our mandatory convertible preferred stock on any securities exchange or any automated dealer quotation system, but we do intend to apply to list the depositary shares on The New York Stock Exchange as described under “Description of depositary shares—Listing.”

Ranking

The mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

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senior to (i) our common stock, (ii) our Junior Participating Preferred Stock, Series A and (iii) each other class of capital stock established after the first date of original issue of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class ranks either (x) senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with any class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank on a parity with the mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock established after the initial issue date the terms of which expressly provide that such class will rank senior to the mandatory convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At April 3, 2016 we had total outstanding consolidated debt of approximately $1,692.2 million and no outstanding shares of preferred stock.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the mandatory convertible preferred stock with respect to dividends, holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of our surplus (as such term is defined and used in the Delaware General Corporation Law), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year (collectively, the “funds available to pay dividends”), cumulative dividends at the rate per annum of      % on the liquidation preference of $10,000 per share of mandatory convertible preferred stock (equivalent to $          per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of payment of dividends.” Declared dividends on the mandatory convertible preferred stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year to, and including, July 15, 2019, commencing October 15, 2016 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there were funds available to pay dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our mandatory convertible preferred stock and will end on, and exclude, the October 15, 2016 dividend payment date. The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the mandatory convertible preferred stock for the first dividend period, assuming the initial issue date is July      , 2016, will be $          per share (based on the annual dividend rate of      % and a liquidation preference of $10,000 per share) and will be payable, when, as and if declared, on October 15, 2016. The dividend on the mandatory convertible preferred stock for each subsequent full dividend period, when, as and if declared, will be $          per share (based on the annual dividend rate of      % and a liquidation preference of $10,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock.

The instruments governing our existing indebtedness prohibit us from paying cash dividends on our capital stock, including the mandatory convertible preferred stock, if an event of default exists under those facilities or if, after giving effect to such dividend, we would not be in pro forma compliance with our financial covenants under those facilities. See “Description of certain indebtedness.” Any new indebtedness that we may enter into may have similar restrictions. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk factors—Risks related to the depositary shares and our mandatory convertible preferred stock—Our ability to pay dividends on our mandatory convertible preferred stock may be limited.”

So long as any share of the mandatory convertible preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of mandatory convertible preferred stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock, (ii) the acquisition of shares of any common stock or other junior stock in exchange for shares of any common stock or other junior stock and the payment of cash in lieu of any fractional share; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of any fractional share; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, and the payment of cash in lieu of fractional shares; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; (vii) the exchange or conversion of junior stock for or into other junior stock; and (viii) the exchange or conversion of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, and the payment of cash in lieu of fractional shares.

When dividends on shares of the mandatory convertible preferred stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the mandatory convertible preferred stock such that the respective amounts of such dividends declared on the mandatory convertible preferred stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the mandatory convertible preferred stock and such class or series of parity stock (subject to their having been declared by the board of directors, or an authorized committee thereof, out of our funds available to pay dividends) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of our funds available to pay dividends, and holders of the mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

Method of payment of dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the mandatory convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined in our sole discretion:

•	by paying cash;
•	by delivering shares of our common stock; or
•	through any combination of paying cash and delivering shares of our common stock.

We will make each payment of a declared dividend on the mandatory convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the mandatory convertible preferred stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, on the earlier of the date we declare such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders other than our affiliates. To the extent applicable, we will also use commercially reasonable efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $         , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below under “—Anti-dilution adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash, such excess amount shall constitute accumulated and unpaid dividends on the mandatory convertible preferred stock that have not been paid.

Redemption

The mandatory convertible preferred stock will not be redeemable. However, at our option, we may purchase the mandatory convertible preferred stock or depositary shares from time to time in the open market, by tender offer or otherwise.

Liquidation preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred stock will be entitled to receive a liquidation preference in the amount of $10,000 per share of the mandatory convertible preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the mandatory convertible preferred stock and all parity stock are not paid in full, the holders of the mandatory convertible preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our mandatory convertible preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting rights

The holders of the mandatory convertible preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, October 15, 2016), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that our board of directors shall at no time include more than two preferred stock directors.

In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at the next annual meeting of our stockholders (so long as such meeting is no more than 90 calendar days and no less than 30 calendar days following the occurrence of such nonpayment) and at each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights. If, following the occurrence of a nonpayment, the next annual meeting of our stockholders is more than 90 calendar days or less than 30 calendar days following the occurrence of such nonpayment, such election shall be held at such next annual meeting of our stockholders, or (if sooner) a special meeting of preferred stockholders called by our board of directors at the request of the holders of at least 20% of the outstanding shares of mandatory convertible preferred stock or of any other series of voting preferred stock (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of our stockholders, failing which such election shall be held at such next annual or special meeting of our stockholders), and at each subsequent annual meeting, so long as the holders of mandatory convertible preferred stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the mandatory convertible preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the mandatory convertible preferred stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full (a “nonpayment remedy”), the holders of mandatory convertible preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of mandatory convertible preferred stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of mandatory convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.

So long as any shares of mandatory convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of mandatory convertible preferred stock given in person or by proxy, either in writing or at a meeting:

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amend or alter the provisions of our certificate of incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to authorize or create, or increase the authorized amount of, any senior stock; or

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amend, alter or repeal the provisions of our certificate of incorporation or the certificate of designations for the shares of mandatory convertible preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the shares of mandatory convertible preferred stock; or

•

consummate a binding share exchange or reclassification involving the shares of mandatory convertible preferred stock or a merger or consolidation of us with another entity, unless either (i) the shares of mandatory convertible preferred stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of mandatory convertible preferred stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the mandatory convertible preferred stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of mandatory convertible preferred stock and (3) the creation and issuance, or an increase in the authorized or issued amount, of any other series of junior stock or parity stock will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the mandatory convertible preferred stock and shall not require the affirmative vote or consent of holders of the mandatory convertible preferred stock.

Without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement, or repeal any terms of the mandatory convertible preferred stock (i) to cure any ambiguity or mistake, (ii) to correct or supplement any provision contained in the certificate of designations for the mandatory convertible preferred stock that may be defective or inconsistent with any other provision contained in the certificate of designations for the mandatory convertible preferred stock or (iii) to make any other change that does not adversely affect the rights of any holder of the mandatory convertible preferred stock (other than any holder that consents to such change). In addition, without the consent of the holders of the mandatory convertible preferred stock, we may amend, alter, supplement or repeal any terms of the mandatory convertible preferred stock to conform the terms of the mandatory convertible preferred stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of mandatory convertible preferred stock” section of the preliminary prospectus supplement for the mandatory convertible preferred stock, as further supplemented and/or amended by the related pricing term sheet.

Mandatory conversion

Each outstanding share of the mandatory convertible preferred stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on July 15, 2019, we will pay such dividend to the holders of record as of the applicable record date, as described above under “—Dividends.” If on or prior to July 1, 2019 we have not declared and paid all or any portion of all accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared and paid (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date (excluding any shares of our common stock issued in respect of accumulated but unpaid dividends), will be as follows:

•

if the applicable market value of our common stock is greater than the “threshold appreciation price,” then the conversion rate will be                  shares of common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is approximately equal to $10,000 divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $10,000 divided by the applicable market value of our common stock, rounded to the nearest ten-thousandth of a share, which will be between                  and                  shares of common stock per share of mandatory convertible preferred stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be                  shares of common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”), which is approximately equal to $10,000 divided by the initial price.

The “initial price” equals $10,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is approximately equal to the per share closing price of our common stock on July              , 2016.

The “threshold appreciation price” equals $10,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately      % appreciation over the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under “—Anti-dilution adjustments” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our mandatory convertible preferred stock would receive upon mandatory conversion of one share of mandatory convertible preferred stock at various applicable market values for our common stock. The table assumes that there will be no conversion rate adjustments as described below under “—Anti-dilution adjustments” and that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $          and a threshold appreciation price of $         , a holder of our mandatory convertible preferred stock would receive on the mandatory conversion date the number of shares of our common stock per share of our mandatory convertible preferred stock set forth below:

Applicable market value of our common stock	Number of shares of our common stock to be received upon conversion	Conversion value (applicable market value multiplied by the number of shares of our common stock to be received upon conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be greater than the $10,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is greater than or equal to the initial price and less than or equal to the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be equal to the $10,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the mandatory convertible preferred stock will be less than the $10,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding July 15, 2019.

“Mandatory conversion date” means the third business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be July 15, 2019.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “BDC <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the option of the holder

Other than during a fundamental change conversion period (as defined below under “—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”), holders of the mandatory convertible preferred stock have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at any time prior to July 15, 2019, into shares of our common stock at the minimum conversion rate, subject to adjustment as described under “—Anti-dilution adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared and paid all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared and paid for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the mandatory convertible preferred stock pursuant to this “—Conversion at the option of the holder” section, we will make no payment or allowance for unpaid dividends on such shares of the mandatory convertible preferred stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”

Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount

General

If a fundamental change (as defined below) occurs on or prior to July 15, 2019, holders of the mandatory convertible preferred stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into shares of common stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, calculated using a discount rate of      % per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under “—Make-whole dividend amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the mandatory convertible preferred stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change, but in no event later than July 15, 2019). Holders of mandatory convertible preferred stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of mandatory convertible preferred stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of mandatory convertible preferred stock at the fundamental change conversion rate or to receive the make-whole dividend amount.

We will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.

A “fundamental change” will be deemed to have occurred at the time after the initial issue date if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; or

(3) our common stock (or other common stock underlying the mandatory convertible preferred stock) ceases to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the mandatory convertible preferred stock becomes convertible into such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under “—Anti-dilution adjustments.”

The following table sets forth the fundamental change conversion rate per share of mandatory convertible preferred stock for each stock price and effective date set forth below.

Stock price
Effective date	$	$	$	$	$	$	$	$	$	$	$
July , 2016
July 15, 2017
July 15, 2018
July 15, 2019

The exact stock price and effective dates may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $          per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•

if the stock price is less than $          per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Make-whole dividend amount

For any shares of mandatory convertible preferred stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amount, determined in our sole discretion:

•	by paying cash;
•	by delivering shares of our common stock; or
•	through any combination of paying cash and delivering shares of our common stock.

We will pay the make-whole dividend amount in cash, except to the extent we elect on or prior to the business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of our common stock. If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the mandatory convertible preferred stock in respect of the make-whole dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

•

the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion procedures

Upon mandatory conversion

Any outstanding shares of mandatory convertible preferred stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under “—Anti-dilution adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and holders of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Upon early conversion

If a holder elects to convert its shares of mandatory convertible preferred stock prior to July 15, 2019, in the manner described under “—Conversion at the option of the holder” or “—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount,” such holder must observe the following conversion procedures:

If such holder holds a beneficial interest in a global share of mandatory convertible preferred stock, to convert its shares of mandatory convertible preferred stock, such holder must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of mandatory convertible preferred stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder that converts its shares of mandatory convertible preferred stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the mandatory convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the mandatory convertible preferred stock.

Fractional shares

No fractional shares of common stock will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

Anti-dilution adjustments

Each fixed conversion rate will be adjusted if:

(1) We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (x) the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2) We issue to all or substantially all holders of our common stock rights, options or warrants (other than rights, options or warrants issued pursuant to a customary stockholder rights plan, customary dividend reinvestment plan, customary share purchase plan or other similar plan) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights, options or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of (x) the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights, options or warrants, and

•

the denominator of which shall be the sum of (i) the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights, options or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights, options or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

(3) We subdivide or combine our common stock, in which event each fixed conversion rate in effect at 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4) We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights, options or warrants to acquire our capital stock, cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected pursuant to clause (1) above;
•	any rights, options or warrants as to which an adjustment was effected pursuant to clause (2) above;
•	any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and
•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•

the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights, options or warrants to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the current market price of our common stock and the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the tenth trading day after the ex-date for such distribution, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under the preceding paragraph during the final averaging period, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in the preceding paragraph. If a conversion date in respect of any early conversion prior to July 15, 2019 occurs during the ten consecutive trading day period over which the current market price is determined, then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the ex-date for such spin-off and such conversion date.

(5) We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any regular, quarterly cash dividend that does not exceed $0.05 per share (the “initial dividend threshold”),

•	any cash that is distributed in exchange for our common stock in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer covered by clause (6),

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•

the numerator of which is the current market price of our common stock minus the initial dividend threshold (provided that if the distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero), and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such distribution.

The initial dividend threshold is subject to adjustment on an inversely proportional basis whenever the fixed conversion rates are adjusted, but no adjustment will be made to the initial dividend threshold for any adjustment made to the fixed conversion rates pursuant to this clause (5).

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate which would then be in effect if such distribution had not been declared.

(6) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (but, for the avoidance of doubt, excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i) the aggregate cash and fair market value (as determined by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii) the product of:

1. the current market price of our common stock; and

2. the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i) the current market price of our common stock; and

(ii) the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the final averaging period, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6). If a conversion date in respect of any early conversion prior to July 15, 2019 occurs during the five consecutive trading day period over which the current market price is determined, then such period shall instead be deemed to be such lesser number of trading days as have elapsed between the trading day after the expiration date and such conversion date.

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the mandatory convertible preferred stock will be entitled to receive, without converting their mandatory convertible preferred stock, at the same time and upon the same terms as holders of our common stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

We currently have a rights plan in place, and to the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the mandatory convertible preferred stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above (except with respect to a spin-off), subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights, options or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above (except with respect to a spin-off), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•

clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period ending on the trading day before the “ex-date” with respect to the issuance or distribution requiring such computation;

•

clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or equity interest, as applicable, is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the trading day following the ex-date of such distribution; and

•

clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the five consecutive trading day period beginning on, and including, the trading day after the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, we may make such increases in each fixed conversion rate as we deem advisable if our board of directors, or an authorized committee thereof, determines that such increase would be in our best interest or in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend, which for non-U.S. holders may be subject to U.S. federal withholding tax requirements. See “Material United States federal income tax considerations.”

If we are (or an applicable withholding agent is) required to withhold on constructive distributions to a holder (see “Material United States federal income tax considerations”) and pay the applicable withholding taxes, we may, at our option, or the applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period.

No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding mandatory convertible preferred stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of mandatory convertible preferred stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted:

(a)	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)	upon the issuance of any common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the initial issue date;

(d)	for a change solely in the par value of our common stock; or

(e)	for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions.

(f)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(g)	as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above; or

(h)	for accumulated and unpaid dividends on the mandatory convertible preferred stock, except as described above under “—Mandatory conversion,” “—Conversion at the option of the holder” and “—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount.”

We will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment also will be made to the floor price.

Whenever any provision of the certificate of designations establishing the terms of the mandatory convertible preferred stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the initial price, the threshold appreciation price, the floor price and the fixed conversion rates, as the case may be, that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of mandatory convertible preferred stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of mandatory convertible preferred stock to be holders of record, for each share of mandatory convertible preferred stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the mandatory convertible preferred stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the mandatory convertible preferred stock.

Recapitalizations, reclassifications and changes in our common stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of mandatory convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preferred stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the mandatory convertible preferred stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of mandatory convertible preferred stock converted following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of mandatory convertible preferred stock are actually converted). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within twenty (20) calendar days) after the occurrence of any reorganization event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with any adjustment to the fixed conversion rates described above, we will also adjust the initial dividend threshold (as defined under “—Anti-dilution adjustments”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration included in a unit of exchange property. If the exchange property is comprised solely of non-stock consideration, the initial dividend threshold will be zero.

Reservation of shares

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the mandatory convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of mandatory convertible preferred stock then outstanding (including, for the avoidance of doubt, the maximum number of shares of common stock issuable in respect of any accumulated and unpaid dividends, equal to the maximum additional conversion amount hereunder divided by the floor price).

Transfer agent and registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the mandatory convertible preferred stock.

Description of depositary shares

We will deposit the shares of our      % Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (our “mandatory convertible preferred stock”), represented by the depositary shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, American Stock Transfer & Trust Company, LLC, acting as bank depositary (the “bank depositary”), and the holders from time to time of the depositary shares.

The following description is a summary of the material provisions of the depositary shares and the deposit agreement and does not purport to be complete. The terms of the depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where you can find more information.” We urge you to read this document because it, and not this description, defines your rights as a holder of depositary shares.

For purposes of this description, references to “Belden,” “we,” “our” and “us” refer only to Belden Inc. and not to its subsidiaries.

General

Each depositary share represents a 1/100th interest in a share of our mandatory convertible preferred stock and will initially be evidenced by a global security, as defined in and described under “—Book-entry, settlement and clearance” in this section. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights, preferences, privileges and voting powers of our mandatory convertible preferred stock, as applicable, in proportion to the fraction of a share of our mandatory convertible preferred stock those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our mandatory convertible preferred stock. You should review the special considerations that apply to indirect holders as described under “—Book-entry, settlement and clearance” in this section.

Conversion

Because each depositary share represents a 1/100th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 100 depositary shares, either on an early conversion date at the minimum conversion rate of                  shares of our common stock per depositary share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our mandatory convertible preferred stock is convertible at the option of holders of mandatory convertible preferred stock, see the sections entitled “Description of mandatory convertible preferred stock—Conversion at the option of the holder” and “Description of mandatory convertible preferred stock—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per depositary share, subject to adjustment as described under “Description of mandatory convertible preferred stock—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

Stock price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
July , 2016
July 15, 2017
July 15, 2018
July 15, 2019

The exact stock price and effective dates may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per depositary share will be determined by straight-line interpolation between the fundamental change conversion rates per depositary share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $          per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per depositary share will be the minimum conversion rate, divided by 100, subject to adjustment; and

•

if the stock price is less than $          per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per depositary share will be the maximum conversion rate, divided by 100, subject to adjustment.

On any conversion date for our mandatory convertible preferred stock, each depositary share corresponding to the shares of our mandatory convertible preferred stock so converted will be entitled to receive 1/100th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our mandatory convertible preferred stock.

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of mandatory convertible preferred stock—Anti-dilution adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable market value of our common stock	Conversion rate per depositary share

Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $100 by the applicable market value

Less than the initial price	shares of common stock

After delivery of our common stock by the transfer agent to the bank depositary following conversion of our mandatory convertible preferred stock, the bank depositary will transfer the proportional number of shares of our common stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

If we are (or an applicable withholding agent is) required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see “Material United States federal income tax considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Fractional shares

No fractional shares of common stock will be issued to holders of our depositary shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of depositary shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one depositary share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of depositary shares so surrendered for, or subject to, conversion.

Dividends and other distributions

Each dividend paid on a depositary share will be in an amount equal to 1/100th of the dividend paid on the related share of our mandatory convertible preferred stock.

The bank depositary will deliver any cash or shares of common stock it receives in respect of dividends on our mandatory convertible preferred stock to the holders of the depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $          per depositary share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $         per depositary share.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for our mandatory convertible preferred stock.

No fractional shares of common stock will be delivered to the holders of our depositary shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment based on the average VWAP per share of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the depositary shares or the underlying mandatory convertible preferred stock will be reduced by any amounts required to be withheld by us or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution on any transfer, exchange, or withdrawal of any depositary shares or the shares of our mandatory convertible preferred stock until such taxes or other governmental charges are paid.

Voting the mandatory convertible preferred stock

Because each depositary share represents a 1/100th interest in a share of the mandatory convertible preferred stock, holders of depositary receipts will be entitled to 1/100th of a vote per share of mandatory convertible preferred stock under those circumstances in which holders of the mandatory convertible preferred stock are entitled to a vote, as described under “Description of mandatory convertible preferred stock—Voting rights” in this prospectus supplement.

When the bank depositary receives notice of any meeting at which the holders of our mandatory convertible preferred stock are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the mandatory convertible preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for our mandatory convertible preferred stock) may instruct the bank depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder’s depositary shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing our mandatory convertible preferred stock.

Modification and amendment

Without the consent of the holders of the depositary shares, we may amend, alter or supplement the depositary agreement or any certificate representing the depositary shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the depositary shares that is not inconsistent with the provisions of the depositary agreement and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the depositary shares;

•

to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the bank depositary and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the depositary shares; or

•

to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the depositary shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the depositary shares, we may amend, alter or supplement any terms of the depositary shares to conform the terms of the depositary shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of depositary shares” section of the preliminary prospectus supplement for the depositary shares, as further supplemented and/or amended by the related pricing term sheet.

Charges of bank depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the mandatory convertible preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of mandatory convertible preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal rights

A holder of 100 depositary shares may withdraw the share of our mandatory convertible preferred stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares. A holder who withdraws shares of mandatory convertible preferred stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our mandatory convertible preferred stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for depositary shares.

Listing

We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “BDC.PRB” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The New York Stock Exchange. Listing the depositary shares on The New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Form and notices

The mandatory convertible preferred stock will be issued in registered form to the bank depositary, and the depositary shares will be issued in book-entry only form through DTC prior to the conversion of the mandatory convertible preferred stock, as described under “—Book-entry, settlement and clearance” in this section. The bank depositary will forward to the holders of depositary shares all reports, notices and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of our mandatory convertible preferred stock.

Book-entry, settlement and clearance

The global security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the bank depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the bank depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the bank depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

Material United States federal income tax considerations

The following discussion is a summary of the U.S. federal income tax considerations to U.S. holders and non-U.S. holders (each, as defined below) of the purchase, ownership, disposition and conversion of depositary shares issued pursuant to this offering, mandatory convertible preferred stock represented by the depositary shares and common stock received in respect of depositary shares, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. income or other tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of our depositary shares or common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership, disposition and conversion of our depositary shares or common stock received in respect of depositary shares.

This discussion is limited to beneficial owners that hold our depositary shares, mandatory convertible preferred stock or common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances. In addition, it does not address consequences relevant to beneficial owners subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•

persons holding the depositary shares, mandatory convertible preferred stock or common stock received in respect of depositary shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	tax-exempt retirement plans;

•	persons that own, actually or constructively, more than 5% of our depositary shares or common stock; and

•	persons deemed to sell the depositary shares, mandatory convertible preferred stock or common stock under the constructive sale provisions of the Code.

If an entity taxed as a partnership for U.S. federal income tax purposes holds our depositary shares, mandatory convertible preferred stock or common stock received in respect of our depositary shares, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships considering an investment in our depositary shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

If we are or become a United States real property holding corporation, a non-U.S. holder (as defined below) that owns (or is treated as owning under constructive ownership rules) more than 5% of our depositary shares or common stock during a specified time period may be subject to U.S. federal income tax on a sale, exchange, conversion, or other disposition of such depositary shares or common stock or distributions on our depositary shares that are treated as a return of capital. Accordingly, non-U.S. holders considering an investment of more than 5% of our depositary shares should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF OUR DEPOSITARY SHARES, MANDATORY CONVERTIBLE PREFERRED STOCK AND COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our depositary shares, mandatory convertible preferred stock or common stock received in respect of our depositary shares that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of our depositary shares, mandatory convertible preferred stock or common stock that is not a “U.S. holder,” and that is not an entity treated as a partnership for U.S. federal income tax purposes.

Depositary shares

For U.S. federal income tax purposes, a U.S. holder or non-U.S. holder of the depositary shares will be treated as if it held an interest in a corresponding portion of the underlying mandatory convertible preferred stock and, accordingly, an exchange of depositary shares for such stock will not be a taxable event. For ease of discussion, the discussion herein refers to the mandatory convertible preferred stock, although it applies equally to the depositary shares representing such stock.

Tax consequences applicable to U.S. holders

Distributions generally

If we make cash or other property distributions on our mandatory convertible preferred stock or common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the mandatory convertible preferred stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other taxable disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “—Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below.

If we make a distribution on our mandatory convertible preferred stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Adjustments to conversion rate

The conversion rate of our mandatory convertible preferred stock is subject to adjustment under specified circumstances. In such circumstances, U.S. holders who hold our mandatory convertible preferred stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing such U.S. holders’ proportionate interests in our assets or earnings and profits. In addition, the failure to make certain adjustments on the mandatory convertible preferred stock may cause a U.S. holder of our common stock to be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such adjustments. Such U.S. holder would be subject to the rules discussed above under “—Distributions Generally.” Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. holders of the mandatory convertible preferred stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula.

If an adjustment that does not qualify as being pursuant to a bona fide reasonable adjustment formula is made (and it increases the mandatory convertible preferred investors’ preferred interest), a U.S. holder of mandatory convertible preferred stock will be deemed to have received a constructive distribution from us, even though such U.S. holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “—Distributions Generally.” Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such U.S. holder.

Dispositions of our mandatory convertible preferred stock or common stock

If a U.S. holder sells or disposes of shares of mandatory convertible preferred stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s adjusted basis in the shares of mandatory convertible preferred stock or common stock. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock or common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of mandatory convertible preferred stock into common stock

A U.S. holder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock. Any cash or common stock received upon conversion in respect of dividends in arrears on our mandatory convertible preferred stock should be treated as described above under “—Distributions Generally.” For the avoidance of doubt, the term “dividends in arrears” does not include dividends paid in respect of any portion of the dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. holder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted mandatory convertible preferred stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash). Common stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to its fair market value on the date of conversion, and a new holding period that will begin on the day after the conversion.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock for more than one year at the time of conversion.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay, in respect of any such conversion, cash or common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends, the tax treatment of the receipt of such cash or common stock is uncertain. In the event a U.S. holder converts its mandatory convertible preferred stock and we choose to pay such U.S. holder cash in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by the U.S. holder upon conversion of the mandatory convertible preferred stock into common stock and should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends over the U.S. holder’s tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of such recognized gain (which will be the lesser of such realized gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a distribution, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Otherwise, such gain would be capital gain. To the extent the amount of cash received in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay such U.S. holder common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of the mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under the heading “—Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

U.S. holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of dividends to be paid in respect of a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS.

In the event a U.S. holder’s mandatory convertible preferred stock is converted pursuant to one of certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Medicare tax on net investment income

Certain U.S. holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of: (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the relevant taxable year over a certain threshold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax.

Backup withholding and information reporting

We or an applicable withholding agent may be required to report to U.S. holders and the IRS the amount of dividends paid during each calendar year. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of mandatory convertible preferred stock or common stock unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Tax consequences applicable to non-U.S. holders

Distributions generally

Distributions that are treated as dividends (see “—Tax Consequences Applicable to U.S. Holders—Distributions Generally,” “—Adjustments to Conversion Rate,” and “—Conversion of Mandatory Convertible Preferred Stock into Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as return of capital or gain could be subject to withholding tax at a rate of 15% under FIRPTA (defined below) if we are considered a USRPHC (defined below) and our stock is not “regularly traded” on an established securities market (see “—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock”). For withholding purposes, distributions generally will be presumed to be made out of our current or accumulated earnings and profits and thus treated as dividends. However, a non-U.S. holder may be able to obtain a refund by timely filing an appropriate claim for refund with the IRS if it is subsequently determined that the distribution was, in fact, not made out of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish a valid IRS Form W- 8BEN or W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our mandatory convertible preferred stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the mandatory convertible preferred stock or common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to the applicable withholding agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our mandatory convertible preferred stock or common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or failure to adjust the conversion rate of the mandatory convertible preferred stock or distributions on mandatory convertible preferred stock made in our common stock. See “—Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to a non-U.S. holder.

Dispositions of our mandatory convertible preferred stock and common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our mandatory convertible preferred stock or common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock or mandatory convertible preferred stock constitutes a “United States real property interest,” or “USRPI,” by reason of our status as a United States real property holding corporation, or “USRPHC,” within the meaning of the “Foreign Investment in Real Property Tax Act,” or “FIRPTA,” for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on any gain derived from the sale, which may be offset by U.S.-source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, as of the date hereof, we have determined that we are not a USRPHC. However, we can give no assurance that we will not become one in the future. If we become a USRPHC, so long as our mandatory convertible preferred stock or common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal net income tax on a disposition of such regularly traded stock (including, in certain circumstances, gain realized in the conversion of mandatory convertible preferred stock into our common stock) if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% of such class of stock.

Although not free from doubt, we anticipate that our depositary shares (which represent our mandatory convertible preferred stock) will be “regularly traded” on an established securities market. However, if our mandatory convertible preferred stock is not treated as so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. holder will not be subject to U.S. federal income taxation as a sale of a USRPI if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. holder has not, at the time it acquires the mandatory convertible preferred stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held mandatory convertible preferred stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. We believe that our common stock is and anticipate it will continue to be “regularly traded” on an established securities market. If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of our depositary shares, mandatory convertible preferred stock or common stock, generally would be required to file a U.S. federal income tax return, and (and, if the relevant securities were not then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Conversion of mandatory convertible preferred stock into common stock

If the mandatory convertible preferred stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the non-U.S. holder’s holding period for our mandatory convertible preferred stock, such non-U.S. holder generally will not recognize gain or loss upon the conversion of such mandatory convertible preferred stock into our common stock. If the mandatory convertible preferred stock is treated as a USRPI with respect to a non-U.S. holder, such non-U.S. holder generally will recognize gain or loss upon conversion of such mandatory convertible preferred stock into our common stock unless the common stock constitutes a USRPI with respect to such non-U.S. holder and such non-U.S. holder complies with certain reporting requirements in the Treasury Regulations.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “—Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.” Cash or common stock received in respect of dividends in arrears on our mandatory convertible preferred stock should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “—Distributions Generally.” A non-U.S. holder may recognize capital gain or dividend income when such holder receives cash attributable to a dividend to be paid in respect of portion of the then-current dividend period or the net present value of future dividends, as described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under “—Distributions Generally.”

Backup withholding tax and information reporting

We or an applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of distributions on our mandatory convertible preferred stock or common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments to a non-U.S. holder of our mandatory convertible preferred stock or common stock provided the non-U.S. holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the non U.S. holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, mandatory convertible preferred stock or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from the sale or other disposition of our mandatory convertible preferred stock or common stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the mandatory convertible preferred stock or common stock.

Underwriting

We are offering the depositary shares of stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Guggenheim Securities, LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of depositary shares of stock listed next to its name in the following table:

Name	Number of depositary shares
J.P. Morgan Securities LLC
Guggenheim Securities, LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Total	4,500,000

The underwriters are committed to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the depositary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per depositary share. After the initial offering of the depositary shares to the public, the offering price and other selling terms may be changed by the underwriters. The offering of the Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 675,000 additional depositary shares of stock from us to cover sales of depositary shares by the underwriters which exceed the number of depositary shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional depositary shares. If any depositary shares are purchased with this option to purchase additional depositary shares, the underwriters will purchase depositary shares in approximately the same proportion as shown in the table above. If any additional depositary shares of common stock are purchased, the underwriters will offer the additional depositary shares on the same terms as those on which the depositary shares are being offered.

The underwriting fee is equal to the public offering price per depositary shares of stock less the amount paid by the underwriters to us per depositary share of stock. The underwriting fee is $         per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

	Without option to purchase additional depositary shares exercise	With full option to purchase additional depositary shares exercise
Per Depositary Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of depositary shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Guggenheim Securities, LLC for a period of 60 days from the date of this prospectus supplement, other than (a) the depositary shares to be sold hereunder, (b) issuance of any shares of common stock upon exercise or vesting of an option or equity award outstanding on the date hereof or (c) issuance of any shares of common stock under, or the grant of equity awards under, our stock plans.

Our directors and executive officers, and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus (the “Restricted Period”), may not, without the prior written consent of J.P. Morgan Securities LLC and Guggenheim Securities, LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than (A) as contemplated by this transaction, (B) transfers of shares of common stock as a bona fide gift or gifts, (C) distributions of shares of common stock to members or stockholders of the our directors, executive officers and certain of our significant shareholders; (D) the sale of shares of common stock by our officers and directors under a Rule 10b5-1 plan that was in effect prior to the date hereof; (E) the exercise by our officers and directors of any option or stock appreciation right outstanding on the date hereof (for the avoidance of doubt, any common stock acquired pursuant to this clause (E) shall remain subject to the retractions set forth in clauses (1) through (3) above for the duration of the Restricted Period); and (F) the sale or surrender to us by our officers and directors of any options, restricted stock units, performance share units, stock appreciation rights or common stock underlying options, restricted stock units, performance share units or stock appreciation rights in order to pay the exercise price or taxes associated with the exercise or vesting of such securities; provided that in the case of any transfer or distribution pursuant to clause (B) or (C), each donee or distributee shall execute and deliver to J.P. Morgan Securities LLC and Guggenheim Securities, LLC a lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (C), (E) or (F), no filing reporting reduction in beneficial ownership by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above).

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The depositary shares are a new issue of securities with no established trading market. We have applied to list the depositary shares on The New York Stock Exchange under the symbol “BDC.PRB” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The New York Stock Exchange. Listing the depositary shares on The New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Our common stock is listed on The New York Stock Exchange under the symbol “BDC.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling depositary shares of stock or shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the depositary shares of stock while this offering is in progress. These stabilizing transactions may include making short sales of the depositary shares of stock, which involves the sale by the underwriters of a greater number of shares of depositary shares than they are required to purchase in this offering, and purchasing depositary shares of stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional depositary shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional depositary shares, in whole or in part, or by purchasing depositary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market compared to the price at which the underwriters may purchase depositary shares through the option to purchase additional depositary shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares of stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase depositary shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the depositary shares of stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase depositary shares of stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those depositary shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the depositary shares of stock or preventing or retarding a decline in the market price of the depositary shares of stock, and, as a result, the price of the depositary shares of stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the The New York Stock Exchange, in the over-the-counter market or otherwise.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain of the underwriters or affiliates thereof are lenders under our credit facilities. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities, LLC, is the administrative agent under our Revolver and affiliates of certain of the underwriters are lenders under our Revolver. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities, LLC, is the syndication agent under our Term Loan and affiliates of certain of the underwriters are lenders under our Term Loan.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of depositary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Canada

The depositary shares may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of depositary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of depositary shares.

Dubai International Financial Centre (“DIFC”)

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This prospectus:

•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

In addition, except when relying on the “professional investor” exemption under the OCO or the SFO, the following prescribed wording should be included:

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Securities may not be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(a)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Bermuda

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

British Virgin Islands

The securities are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the company. The securities may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands),“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the securities for the purposes of the Securities and Investment Business Act, 2010 (“SIBA”) or the Public Issuers Code of the British Virgin Islands.

The securities may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of our company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

China

This Prospectus does not constitute a public offer of the securities, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The securities are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the securities or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Korea

The depositary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the depositary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the depositary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The depositary shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the depositary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the depositary shares. By the purchase of the depositary shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the depositary shares pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the depositary shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the depositary shares, as principal, if the offer is on terms that the depositary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the depositary shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan

The depositary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the depositary shares in Taiwan.

South Africa

(a) Due to restrictions under the securities laws of South Africa, the securities are not offered, and the Offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)	the offer, transfer, sale, renunciation or delivery is to duly registered banks, mutual banks, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorised services provider or financial institution, acting as agent in the capacity of an authorised portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme (registered in South Africa); or

(ii)	the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.

(b) This prospectus does not, nor is it intended to, constitute an “offer to the public” (as that term is defined in the South African Companies Act, 2008 (the “SA Companies Act”) and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an “offer to the public” and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons being referred to as “relevant persons”). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Legal matters

The validity of the mandatory convertible preferred stock and the depositary shares covered by this prospectus supplement will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia, and by Brian Anderson, Esq., General Counsel of Belden. Mr. Anderson is paid a salary by Belden, is a participant in various employee benefit plans offered to Belden employees, and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of Belden common stock. Davis Polk  & Wardwell LLP, New York, New York, will advise the underwriters on certain legal matters.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Current Report on Form 8-K filed on May 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2015 included in our Annual Report on Form 10-K, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We also specifically incorporate by reference the following documents, which we have already filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(i)	our Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-12561);

(ii)	our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 6, 2016 (File No. 001-12561);

(iii)	our Quarterly Report on Form 10-Q for the quarter ended April 3, 2016 (File No. 001-12561);

(iv)	our Current Reports on Form 8-K filed on May 31, 2016 (File No. 001-12561);

(v)	the description of our capital stock contained in our Registration Statement on Form 8-A filed on December 23, 1996 (File No. 001-12561), as updated by the description of our capital stock contained in our Registration Statement on Form S-4, as amended (File No. 333-113875), under the captions “Description of CDT Capital Stock” and “Comparison of Rights of Belden Stockholders and CDT Stockholders,” including any amendment or report filed for the purpose of updating such description; and

(vi)	the description of our junior participating preferred stock Series A purchase rights contained in our Registration Statement on Form 8-A filed on December 11, 1996 and amended on December 23, 1996 (File No. 001-12561), as updated by the description of our junior participating preferred stock Series A purchase rights contained in our Registration Statement on Form S-4, as amended (File No. 333-113875), under the captions “Description of CDT Capital Stock” and “Comparison of Rights of Belden Stockholders and CDT Stockholders,” including any amendment or report filed for the purpose of updating such description.

PROSPECTUS

BELDEN INC.

DEBT SECURITIES

WARRANTS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may offer and sell, from time to time, one or any combination of the securities we describe in this prospectus. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

You should read this prospectus and any prospectus supplement relating to a specific issue of securities, as well as any information described under the heading “Where You Can Find More Information,” carefully before you invest. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on the New York Stock Exchange under the symbol “BDC.” If we decide to list or seek a quotation for any other securities we may offer and sell from time to time, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS, AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatically effective registration statement that we filed with the Securities and Exchange Commission (“the SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information incorporated by reference into this prospectus as described under the heading “Incorporation of Certain Documents by Reference” and the additional information described under the heading “Where You Can Find More Information” in deciding whether or not to invest in the securities we may offer.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

In this prospectus, the terms “we,” “us,” “our,” the “Company” and “Belden” refer to Belden Inc. and its direct and indirect subsidiaries, as the context requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, in other materials we file with the SEC or otherwise release to the public, and on our website. In addition, our senior management might make forward-looking statements orally to investors, analysts, the media, and others. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings) and demand for our products and services, and other statements of our plans, beliefs, or expectations, including the statements contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 31, 2015 and Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2016, incorporated herein by reference, that are not historical facts, are forward-looking statements. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” and similar expressions. The forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks, and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements.

These factors include, among others, those set forth in the following section and in the other documents that we file with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any securities, investors should carefully consider, among other things, the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including, without limitation, the matters discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in partial or complete loss of your investment. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

(i)	our Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-12561);

(ii)	our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 6, 2016 (File No. 001-12561);

(iii)	our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2016 (File No. 001-12561);

(iv)	our Current Reports on Form 8-K filed on May 31, 2016 (File No. 001-12561);

(v)	the description of our capital stock contained in our Registration Statement on Form 8-A filed on December 23, 1996 (File No. 001-12561), as updated by the description of our capital stock contained in our Registration Statement on Form S-4, as amended (File No. 333-113875), under the captions “Description of CDT Capital Stock” and “Comparison of Rights of Belden Stockholders and CDT Stockholders,” including any amendment or report filed for the purpose of updating such description; and

(vi)	the description of our junior participating preferred stock Series A purchase rights contained in our Registration Statement on Form 8-A filed on December 11, 1996 and amended on December 23, 1996 (File No. 001-12561), as updated by the description of our junior participating preferred stock Series A purchase rights contained in our Registration Statement on Form S-4, as amended (File No. 333-113875), under the captions “Description of CDT Capital Stock” and “Comparison of Rights of Belden Stockholders and CDT Stockholders,” including any amendment or report filed for the purpose of updating such description.

In addition, we also incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Belden Inc.

1 North Brentwood Boulevard

15th Floor

St. Louis, Missouri 63105

Attention:	Corporate Secretary
(314) 854-8000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY

We are an innovative signal transmission solutions company built around five global business platforms – Broadcast Solutions, Enterprise Connectivity Solutions, Industrial Connectivity Solutions, Industrial IT Solutions, and Network Security Solutions. Our comprehensive portfolio of signal transmission solutions provides industry leading secure and reliable transmission of data, sound, and video for mission critical applications. We sell our products to distributors, end-users, installers, and directly to original equipment manufacturers.

We are a Delaware corporation, incorporated in 1988. Our principal executive offices are located at 1 North Brentwood Boulevard, 15th Floor, St. Louis, Missouri 63105, and our telephone number is (314) 854-8000. We maintain a website at http://www.belden.com where general information about us is available. The contents of our website are not incorporated into this prospectus.

To find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include but are not limited to the purchase of derivative securities (to hedge the conversion feature, currency or interest rate of other securities), the repayment of debt, investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions, capital expenditures or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest expense. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Quarter Ended April 3, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	1.6	1.4	1.9	2.6	1.1	3.3

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, fixed charges consist of interest expense, capitalized interest, amortization of debt discount and financing costs and the estimated interest portion of rental expense. Earnings are defined as consolidated income from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest and distributed earnings of investees accounted for under the equity method, less earnings (losses) of equity method investees and pretax noncontrolling interests in consolidated subsidiaries with no fixed charges.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on the Company’s preferred stock. Preferred stock dividends are defined as earnings before tax required to pay the dividends on outstanding preferred stock. No preferred stock was outstanding for any period presented in the table above and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

DESCRIPTION OF THE DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Belden Inc., a Delaware corporation, excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities of any series to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, the terms on which they are subordinated;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	whether the debt securities will be guaranteed as to payment or performance;

•	a discussion of certain U.S. federal income tax considerations; and

•	any other material terms of the debt securities.

When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium, if any.”

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

A holder may present debt securities for exchange and may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide those services to the holders without charge, although the holder may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. The holder may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. The following are events of default under the senior indenture for any series of senior debt securities:

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 90 days (or such other period as may be specified for such series);

•	failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•	default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency, whether or not voluntary, and, in the case of an order or decree in an involuntary proceeding, such order or decree remains unstayed and in effect for a period of 90 days; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point immediately above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point immediately above occurs and is continuing, the entire principal amount of and accrued interest on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, prior to a declaration of acceleration and subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture;

•	we deliver to the trustee for cancellation all debt securities of any series theretofore authenticated (other than securities that have been destroyed, lost or stolen); or

•	all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•	We deposit in trust for the benefit of all direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	We deliver to the trustee a legal opinion of our counsel confirming there was a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing the holder to be taxed on the debt securities any differently than if we did not make the deposit and instead paid the amounts due on the debt securities as and when due.

If we ever did accomplish legal defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the debt securities. The holders could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, the holder would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•	We must deposit in trust for the benefit of all direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holder to be taxed on the debt securities any differently than if we did not make the deposit and instead paid the amounts due on the debt securities as and when due.

If we accomplish covenant defeasance, the holders can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, the holders may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of on any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of or interest on any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•	modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•	reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or to modify or amend or to waive certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Shareholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, shareholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinated and subject in right of payment to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture.

During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points immediately above and all lease obligations of others of the kind described in the third bullet point immediately above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet points immediately above and all renewals or extensions of leases of the kinds described in the third or fourth bullet points immediately above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF THE WARRANTS

General

The following is a summary of material provisions of the warrants that we may issue pursuant to one or more separate warrant agreements, either independently or together with other securities. This summary does not include all of the provisions of the warrants. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We urge you to read the form of warrant agreement filed in connection with the applicable prospectus supplement. Provisions of the forms of warrant agreements or terms defined in the forms of warrant agreements summarized below are incorporated into this prospectus by reference.

We may issue warrants for the purchase of other securities, including debt securities, preferred stock or common stock.

The warrants may be issued in one or more series. Please refer to the prospectus supplement relating to particular series of warrants for specific terms of the warrants, including the following terms:

•	the type and number of warrants;

•	the name, amount and terms of the securities for which the warrants may be exercised;

•	if applicable, the name and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the expiration date of the warrants;

•	the period during which warrants may be exercised;

•	the exercise price of the warrants;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any mandatory or optional call provisions;

•	the identity of the warrant agent;

•	a discussion of certain U.S. federal income tax considerations; and

•	any other terms of the warrants offered thereunder.

The warrants will be represented by warrant certificates. We will pay all stamp taxes and any other duties in the United States to which the original issuance of the warrant certificates may be subject.

Transfer and Exchange

Warrants may be transferred or exchanged pursuant to procedures outlined in the applicable warrant agreement. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the applicable warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

No warrant or warrant certificate will entitle the holder thereof to any of the rights of a holder of the security for which the warrant may be exercised, including the right to receive payments of principal or interest on debt securities or to enforce any of the covenants in any indenture relating to debt securities or the right to receive dividends on common or preferred stock or vote with common or preferred stock.

Exercise of Warrants

In order to exercise warrants, the holder of the warrants will be required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for the securities to be subscribed for upon such exercise. The exercise price must be paid in cash or by certified or official bank check or by wire transfer to an account we designate for such purpose. The warrant agent then will deliver the applicable securities to the holder, and will issue a new warrant certificate for any warrants not exercised.

Amendment of Warrant Agreement

From time to time, we and the warrant agent under the relevant warrant agreement, may amend or supplement the warrant agreement for certain purposes without the consent of the holders of the warrants issued thereunder, including to cure defects or inconsistencies or make any change that does not materially and adversely affect the rights of any holder. Any amendment or supplement to a warrant agreement that has a material adverse effect on the interests of the holders of the warrants issued thereunder will require the written consent of the holders of a majority of the outstanding warrants issued thereunder.

The written consent of each holder of the warrants affected shall be required for any amendment that:

•	increases the exercise price;

•	shortens the period during which warrants may be exercised; or

•	if the warrants may be redeemed at our option, reduces the price at which the warrants may be redeemed.

DESCRIPTION OF THE COMMON STOCK

We outline below a summary of material information relating to our common stock, including summaries of certain provisions of our certificate of incorporation and our bylaws. This summary does not include all of the provisions of our certificate of incorporation or bylaws. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common laws, and are subject to, and are qualified in their entirety by reference to, the terms and detailed provisions of the certificate of incorporation and of the bylaws. We urge you to read our full certificate of incorporation and bylaws.

We are incorporated in the State of Delaware, United States and operate in accordance with the Delaware General Corporation Law (“DGCL”). The rights of our stockholders are determined by the DGCL, the securities laws and regulations and other legislation of the United States, our certificate of incorporation and our bylaws. Under our certificate of incorporation, we are authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share. Our shares of common stock are traded on the New York Stock Exchange. Holders of our shares are entitled, subject to the prior rights, if any, of holders of shares of any series of preferred stock that the board of directors may establish, to such dividends as may be declared by our board of directors if there are sufficient funds to legally pay a dividend.

Annual Meeting

Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten (10) nor more than sixty (60) days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors, the president, the holders of shares entitled to cast not less than fifty (50) percent of the votes at such meeting or by the holders of not less than fifty (50) percent of the outstanding shares of any class of our stock.

Voting Rights

The holders of our shares of common stock are entitled to one vote for each share held of record and may vote by proxy. Holders of our common stock do not have cumulative voting rights.

Liquidation, Dissolution or Winding-Up

In the event of our liquidation, dissolution or winding-up, the holders of our shares of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of our shares after discharge of outstanding liabilities and payment of such liquidation preference, if any, of any series of preferred stock that our board of directors may establish.

Certain Certificate of Incorporation and Bylaw Provisions

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change of control in connection with certain extraordinary corporate transactions. The certificate of incorporation and the bylaws require advance notice of, and a specified procedure for, shareholder nominations for director, and allow the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of the certificate of incorporation and the bylaws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers. We also have adopted a stockholder rights plan, described below.

Our bylaws provide that the number of directors will be fixed from time to time exclusively by the board of directors. The bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is executed by the holders of outstanding stock having not less than the minimum number of votes (generally a simple majority of the outstanding common stock) that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

We have elected not to be governed by Section 203 of the DGCL. Section 203 contains certain limitations on business combinations with interested stockholders, and an election not to be governed by Section 203 has the effect of eliminating these limitations.

Stockholders Rights Plan

We have adopted a stockholders rights plan pursuant to the Rights Agreement, dated as of December 11, 1996 (as amended, the “Rights Agreement”). Set forth below is a summary of the material provisions of the Rights Agreement. The summary does not include a complete description of all of the terms of the Rights Agreement. All Belden stockholders are urged to read carefully the relevant provisions of the Rights Agreement.

Exercisability of Rights. Under the Rights Agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase one one-thousandth of a share of Junior Participating Preferred Stock Series A, at an initial purchase price of $150.00, which is subject to adjustment (a “Belden right”).

The Belden rights become exercisable upon the earlier of:

•	the day after the first date of public disclosure by us or an acquiring person that a person or group of people beneficially owns 20% or more of our common stock; or

•	10 business days (or longer if the board so determines) following the commencement of or public disclosure of an intention to commence a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock.

“Flip In” Feature. In the event a person becomes the beneficial owner of 20% or more of our common stock outstanding, each holder of a right, except for that person, will have the right to acquire, upon exercise of the Belden right, instead of one one-thousandth of a share of Junior Participating Preferred Stock Series A, shares of our common stock having a value equal to twice the exercise price of the Belden right. For example, if we assume that the initial purchase price of $150 is in effect on the date that the flip-in feature of the Belden rights is exercised, any holder of a Belden right, except for the person that has become the beneficial owner of 20% or more of our common stock then outstanding, may exercise his or her Belden right by paying to us $150 in order to receive from us shares of our common stock having a value equal to $300.

“Flip Over” Feature. In the event a person becomes the beneficial owner of 20% or more of our common stock outstanding and:

•	We are involved in a merger or other transaction where we are not the surviving corporation;

•	We are involved in a transaction in which we are the surviving corporation and in connection with such transaction, our common stock is changed or exchanged for securities of another company or person, cash or any other property; or

•	Our common stock is changed or exchanged in a transaction in which 50% or more of our consolidated assets or earning power are sold;

then each holder of a Belden right, except for a person that is the beneficial owner of 20% or more of our common stock then outstanding, will have the right to receive, upon exercise of the Belden right, the number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Belden right.

Redemption, Prior to an announcement of a beneficial owner of 20% or more of our common stock then outstanding, we may redeem the Belden rights in whole at a price of $.01 per Belden right.

Amendment. Prior to an announcement of the existence of a beneficial owner of more than 20% of our common stock, a majority of the board may amend the Rights Agreement. After such announcement, a majority of the board may amend the Rights Agreement only in order to:

•	cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent; or

•	change or supplement the Rights Agreement in a manner which will not adversely affect the interests of the holders of the rights certificates.

Termination. If not previously exercised, the Belden rights will expire on December 9, 2016, unless we redeem the Belden rights or extend the expiration date. In connection with any extension, we may amend the purchase price and other terms and provides under the Belden rights and the Rights Agreement.

Anti-Takeover Effects. The Belden rights have anti-takeover effects. Once the Belden rights have become exercisable, in most cases the Belden rights will cause substantial dilution to a person that attempts to acquire or merge with us. Accordingly, the existence of the Belden rights may deter potential acquirers from making a takeover proposal or a tender offer. The Belden rights should not interfere with any merger or other business combination approved by our board of directors because we may redeem the Belden rights and because our board of directors can amend the Rights Agreement so that a transaction approved by our board of directors would not cause the Belden rights to become exercisable.

Other Rights

Holders of our shares of common stock have no preemption, redemption, conversion or other subscription rights, other than under the Rights Agreement described above.

Transfer Agent and Registrar

As of the date of this prospectus, the transfer agent and registrar of our common stock is American Stock Transfer & Trust Company. It may be contacted at (800) 937-5449.

DESCRIPTION OF THE PREFERRED STOCK

General

The following description sets forth certain general terms of the preferred stock and any related depositary shares that we may issue. The terms of any series of the preferred stock and any related depositary shares will be described in the applicable prospectus supplement relating to the preferred stock and any related depositary shares being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, our certificate of incorporation, and the certificate of designations relating to each particular series of the preferred stock and any related depositary shares, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

Under our certificate of incorporation, we are authorized to issue up to 2,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. No preferred stock is currently outstanding. However, the board’s ability to issue preferred stock may discourage third parties from attempting to acquire us. In addition, we have authorized for issuance shares of Junior Participating Preferred Stock Series A under the Rights Agreement described above.

The applicable prospectus supplement will describe the terms of each new series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends shall be payable and whether dividends are cumulative or non-cumulative and, if cumulative, the dates from which dividends begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and non-assessable. Holders will have no preemptive rights to subscribe for any additional securities which we may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by us as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of our assets upon liquidation, dissolution, or winding up. Each series of preferred stock will rank senior to the common stock, and any other stock of ours that is expressly made junior to that series of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, American Stock Transfer & Trust Company will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock. It may be contacted at (800) 937-5449.

Dividends and Distributions

Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by our board of directors, or a duly authorized committee of our board of directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

Dividends on the preferred stock may be cumulative or non-cumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date and the method of payment of such dividends.

Liquidation Preference

Any preference or priority of the preferred stock over our common stock and any other class of our stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of our assets or proceeds from any liquidation, will be described in the applicable prospectus supplement.

Redemption

Any rights of the Company to redeem a series of preferred stock, and the related redemption prices and dates, will be set forth in the applicable prospectus supplement.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends or sinking fund installments will be described in the applicable prospectus supplement.

Voting Rights

Holders of a series of preferred stock will have such voting rights as are described in the applicable prospectus supplement, and are as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt. We will issue depositary shares under a deposit agreement between a depositary, which we will appoint at our discretion, and us.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	Belden Inc.;

•	a bank or other financial institution selected by us and named in the applicable prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that depositary agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

The deposit agreement will be described in the applicable prospectus supplement, and we will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statements of which this prospectus forms a part or as an exhibit to a current report on Form 8-K or a periodic report on Form 10-K or 10-Q. See “Where You Can Find More Information” above for information on how to obtain a copy of the form of deposit agreement.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends, other cash distributions or other property received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders and in the method described in the applicable prospectus supplement.

Redemption of Preferred Stock

The terms of redemption of depositary shares in the event of a redemption by the Company of the underlying preferred stock will be set forth in the applicable prospectus supplement.

Withdrawal of Preferred Stock

The withdrawal rights of the holders of depository shares to withdraw the share of preferred stock corresponding to such depository shares will be set forth in the applicable prospectus supplement.

Voting Deposited Preferred Stock

The method of voting for holders of any series of deposited preferred stock entitled to vote will be set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities of Belden Inc., the terms of such conversion will be set forth in the applicable prospectus supplement.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the preferred stock depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Form of Preferred Stock and Depositary Shares

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants.

DESCRIPTION OF THE PURCHASE CONTRACTS

General

We may issue purchase contracts for the purchase or sale of, or whose cash value is determined by reference or linked to the performance, level or value of, our common or preferred stock, debt securities, depositary shares or other securities described in this prospectus.

We refer to each property described above as a “purchase contract property”. Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices; or

•	the holder or us to settle the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have any rights of a holder of the purchase contract property purchasable under the contract, including any right to receive payments on that property.

Terms of the Purchase Contracts

Your prospectus supplement may contain, where applicable, the following information about your purchase contract:

•	whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts;

•	whether the purchase contract is to be prepaid or not and the governing document for the contract;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•	whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit and whether any unit securities will be subject to a security interest in our favor as described below;

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form; and

•	any other terms of the purchase contract offered thereunder.

If we issue a purchase contract as part of a unit, the accompanying prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date.

DESCRIPTION OF THE UNITS

General

We may issue units comprised of one or more debt securities, warrants, purchase contracts, shares of preferred stock and depositary shares in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described here;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units offered thereunder.

General Provisions of a Unit Agreement

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Generally, except as described in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, unit agreement or trust agreement under which that security is issued. Those specific terms will be described elsewhere in the applicable prospectus supplement under the sections relating to debt securities, warrants, purchase contracts and capital securities. Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, prepaid purchase contracts, warrants issued under the warrant indenture and capital securities, that are included in those units. Limitations of this kind will be described in the applicable prospectus supplement.

Modification Without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder (i) to cure any ambiguity, (ii) to correct or supplement any defective or inconsistent provision or (iii) to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We will not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We generally may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would (i) impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, (ii) impair the right of the holder to purchase or sell, as the case may be, the purchase contract property under any non-prepaid purchase contract issued under the unit agreement, or to require delivery of or payment for that property when due or (iii) reduce the percentage of outstanding units of any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series.

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

HEDGING IN CONNECTION WITH DISTRIBUTIONS

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by the Company will be passed upon for the Company by Brian E. Anderson, General Counsel of the Company and Troutman Sanders LLP, Atlanta, Georgia, and for any underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Anderson is paid a salary by the Company, is a participant in various employee benefit plans offered to the Company’s employees, and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of the Company’s common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Current Report on Form 8-K filed on May 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2015 included in our Annual Report on Form 10-K, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Belden Inc.

4,500,000 Depositary Shares

Each Representing a 1/100th Interest in a Share of      %

Series B Mandatory Convertible Preferred Stock

J.P. Morgan

Guggenheim Securities

Deutsche Bank Securities

Goldman, Sachs & Co.